Exhibit 99.1

For Release 3:00 p.m., C.S.T. Tuesday, July 30th, 2013

Rochester Medical Reports Fiscal 2013 Third Quarter Results

Stewartville, MN July 30, 2013

Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its third quarter ended June 30, 2013.

The Company reported sales of $16,991,000 for the current quarter compared to $15,386,000 for the third quarter of last year.  The Company also reported net income of $1,130,000 or $0.09 per diluted share compared to $496,000 or $0.04 per diluted share for the same period last year.

The approximately 10% increase in sales (11% on a constant currency basis) resulted from a 12% increase in Rochester Medical Direct sales (13% on a constant currency basis) and a 5% increase in Private Label Sales (5% on a constant currency basis).  Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations.

The Company announced in November 2012 its decision to cease manufacturing and marketing its line of Foley Catheters.  Excluding Foley Catheter sales from the third quarter of last year and this year, overall direct sales growth was 20% (21% on a constant currency basis).

Net Income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $1,567,000 or $0.12 per diluted share compared to Non-GAAP Net Income of $838,000 or $0.07 per diluted share for the third quarter of last year.  The increase was primarily due to the increased profits as a result of increased sales.

Commenting on the third quarter results, Rochester Medical’s CEO and President Anthony J. Conway said, “We reported another quarter of strong growth, led by the United States and the United Kingdom, where Direct Sales, excluding Foley Catheters, grew 30% and 26% respectively.  We are pleased with our performance this year and remain on track to achieve our Foley adjusted 2013 guidance for revenue of approximately $67 million and after-tax profit of approximately $7 million.”

Conference Call and Webcast

The Company will hold a quarterly conference call on Tuesday July 30th, 2013 to discuss its earnings report.  The call will begin at 3:30 p.m., Central Time (4:30 p.m., Eastern Time).

This call is being webcast by Thomson Reuters and can be accessed at Rochester Medical’s website at www.rocm.com.  To listen live to the conference call via telephone, call:

Domestic:	888 .713.4214
International:	617.213.4866
Pass code:	27798303

PreRegistration:

https://www.theconferencingservice.com/prereg/key.process?key=PL6CJENLW

Replay will be available for seven days at www.rocm.com or via telephone at:

Domestic:	888.286.8010
International:	617.801.6888
Pass code:	43964308

Individual investors can listen to the call at www.fulldisclosure.com, Thomson Reuter’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Forward-Looking Statements

This press release contains “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about the future financial and operating results of Rochester Medical.  Such statements are based on currently available information, operating plans and management’s expectations about future events and trends.  Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, and  our level of success in increasing  Rochester Medical Direct Sales revenue, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012, and quarterly reports on Forms 10-Q.  Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

Rochester Medical has provided Non-GAAP Net Income in addition to net income calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results.  Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed.  Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.  While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our Company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.

Non-GAAP Net Income and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.  Reconciliations of GAAP Net Income and Non-GAAP Net Income, and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.

About Rochester Medical Corporation

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications.  The Company also sells certain ostomy and wound and scar care products and other brands of urological products into the European marketplace.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600 or Mike Piccinino, at Westwicke Partners (443) 213-0500.  More information about Rochester Medical is available on its website at http://www.rocm.com.

Rochester Medical Corporation

Press Release - F13 Third Quarter

Condensed Consolidated Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2013	2012	2013	2012

Sales	$16,991,383	$15,385,522	$50,878,461	$44,785,404

Cost of sales	8,322,926	7,760,078	25,341,167	22,444,487

Gross profit	8,668,457	7,625,444	25,537,294	22,340,917
Gross profit %	51.0%	49.6%	50.2%	49.9%

Costs and expense:
Marketing and selling	4,294,868	4,611,034	13,006,092	13,651,910
Research and development	319,995	358,551	971,176	982,709
General and administrative	2,307,105	1,942,941	6,662,811	6,179,778

Total operating expenses	6,921,968	6,912,526	20,640,079	20,814,397

Income from operations	1,746,489	712,918	4,897,215	1,526,520

Other income (expense)	(926)	22,251	(40,744)	(19,037)

Net income before income taxes	1,745,563	735,169	4,856,471	1,507,483

Income tax expense	616,019	239,245	1,515,532	484,392

Net income	$1,129,544	$495,924	$3,340,939	$1,023,091

Net income per common share - Basic	$0.09	$0.04	$0.28	$0.09

Net income per common share - Diluted	$0.09	$0.04	$0.27	$0.08

Weighted Average Shares:
Basic	12,191,778	12,008,420	12,125,262	12,036,124

Weighted Average Shares:
Diluted	12,787,610	12,373,340	12,576,126	12,340,045

Rochester Medical Corporation

Press Release - F13 Third Quarter

Condensed Consolidated Balance Sheets

	(unaudited)
	June 30,	September 30,
	2013	2012

Assets

Current Assets
Cash and equivalents	$19,333,989	$13,921,363
Marketable securities	6,899,861	6,779,695
Accounts receivable	10,332,970	11,008,429
Inventories	9,335,158	9,883,651
Prepaid expenses and other assets	1,984,707	1,726,908
Deferred income tax asset	587,790	1,287,177

Total current assets	48,474,475	44,607,223

Property and equipment, net	13,372,658	11,862,072
Deferred income tax asset	1,489,812	1,030,994
Intangible assets, net	8,628,243	9,377,354
Goodwill	8,856,518	9,053,091

Total Assets	$80,821,706	$75,930,734

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$3,292,389	$3,070,329
Accrued expenses	3,522,060	3,427,397

Total current liabilities	6,814,449	6,497,726

Long-term liabilities	1,157,448	1,137,212

Stockholders’ equity	72,849,809	68,295,796

Total Liabilities and Stockholder Equity	$80,821,706	$75,930,734

ROCHESTER MEDICAL CORPORATION

Press Release - F13 Third Quarter

For the Nine months ended

June 30, 2013 and 2012

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2013	2012	2013	2012

GAAP Net Income as Reported	$1,129,544	$495,924	$3,340,939	$1,023,091

Net Income Per Share - Diluted as Reported	$0.09	$0.04	$0.27	$0.08

Adjustments for non-recurring unusual items:
Severance costs (1)	—	—	124,000	—
Foley Inventory Write-Off (2)	177,998	—	404,428	—
Subtotal	177,998	—	528,428	—

Adjustments for recurring non-cash expenses:
Intangible amortization (3)	149,000	158,000	453,000	474,000
ASC 718 compensation expense (4)	110,000	184,000	385,000	644,000
Subtotal	259,000	342,000	838,000	1,118,000

Non-GAAP Net Income	$1,566,542	$837,924	$4,707,367	$2,141,091

Non-GAAP Diluted EPS	$0.12	$0.07	$0.37	$0.17

Weighted Average Shares - Diluted	12,787,610	12,373,340	12,576,126	12,340,045

(1)         Severance costs associated with our exiting of the Foley catheter market. The company announced it was exiting the Foley Catheter market on November 6, 2012.  This adjustment adds back severance costs of certain employees for the three months ended June 30, 2013.  The gross amount of the severance costs for the three months ended June 30, 2013 is $0 net of taxes of $0 for a net amount of $0. The gross amount of the severance costs for the nine months ended June 30, 2013 is $171,000 net of taxes of $47,000 for a net amount of $124,000.

(2)         Foley inventory write-off relates to our exiting of the Foley catheter market.  The gross amount of write-offs for the three months ended June 30, 2013 and 2012 is $177,998, and $0.  The gross amount of write-off expense for the nine months ended June 30, 2013 and 2012 is $404,428 and $0.

(3)         Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation and the intangibles acquired in the January 2011 acquisition of Rochester Medical BV (formerly Laprolan) from Fornix N.V. This adjustment adds back amortization expense for the three and six months ended March 31, 2013 and 2012 related to certain intangibles. The gross amount of amortization expense for the three months ended June 30, 2013 and 2012 is $213,000 and $218,000 net of taxes of $64,000 and $60,000 for net amounts of $149,000 and $158,000 respectively. The gross amount of amortization expense for the nine months ended June 30, 2013 and 2012 is $639,000 and $654,000 net of taxes of $186,000 and $180,000 for net amounts of $453,000 and $474,000 respectively.

(4)         Compensation expense mandated by ASC 718.  This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three and nine months ended June 30, 2013 and 2012.  The gross amount of compensation expense for the three months ended June 30, 2013 and 2012 is $207,000 and $212,000 net of taxes of $97,000 and $28,000 for net amounts of $110,000 and $184,000 respectively.  The gross amount of compensation expense for the nine months ended June 30, 2013 and 2012 is $591,000 and $776,000 net of taxes of $206,000 and $132,000 for net amounts of $385,000 and $644,000 respectively.

ROCHESTER MEDICAL CORPORATION

Press Release - F13 Third Quarter

For the Nine months ended

June 30, 2013 and 2012

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	June 30,		June 30,
	2013	2012	2013	2012

GAAP Sales as Reported	$16,991,383	$15,385,522	$50,878,461	$44,785,404
British Sterling Exchange rate as reported	1.54	1.58	1.56	1.58
Euro Exchange rate as reported	1.31	1.28	1.31	1.31

Constant Currency Sales	$16,991,383	$15,345,181	$50,878,461	$44,705,026
(1) Exchange rate used for Constant Currency Purposes	1.54	1.54	1.56	1.56
(2) Exchange rate used for Constant Currency Purposes	1.31	1.31	1.31	1.31

Net Effect of Constant Currency Illustration - British Sterling	$—	$(159,042)	$—	$(124,337)
Net Effect of Constant Currency Illustration - Euros	$—	$41,461	$—	$(33,281)

Total Net Effect of Constant Currency Illustration	$—	$(117,581)	$—	$(157,618)

(1)         For illustrative purposes constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of British pounds to US dollars.  The rate represents the average exchange rate for the respective three month period.

(2)         For illustrative purposes constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of Euros to US dollars.  The rate represents the average exchange rate for the respective three month period.